Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Allied Motion Technologies Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-44997, 333-21337, 333-55344 and 333-122281) on Form S-8 and in the registration statement (No.333-119090) on Form S-3 of Allied Motion Technologies Inc. of our report dated March 19, 2007 , with respect to the consolidated balance sheets of Allied Motion Technologies Inc. and subsidiaries as of December 31, 2006 and the related consolidated statements of operations, stockholders’ investment and comprehensive income and cash flows for the year then ended and the related financial statement schedule, which report appears in the December 31, 2006  annual report on Form 10-K of Allied Motion Technologies Inc.

Ehrhardt Keefe Steiner & Hottman PC